FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

Cassie France-Kelly Public Relations (443) 542-2116 cfrancekelly@martek.com

MARTEK REVISES DEPRECIATION ACCOUNTING POLICY

No Impact to Cash Flows; Fiscal 2006 and Q1 2007 Net Income to be
Restated for Increased Depreciation

Q2 2007 Revenues to Exceed Prior Guidance; Q2 2007 EPS Still Within Prior
Guidance Range after Additional Depreciation Charge

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COLUMBIA, MD – April 24, 2007: Martek Biosciences Corporation (NASDAQ:MATK) today announced that it will be restating its financial results for fiscal 2006 and first quarter of fiscal 2007 (1st Qtr 07) following a review of its policy surrounding depreciation on assets held for future use. The Company also announced its projected revenue and net income results for the second quarter of fiscal 2007 (2nd Qtr 07), which will end April 30, 2007.

As a result of its review, the Company will correct its depreciation accounting policy and record depreciation for all assets when those assets are available for use. Under the prior policy, assets were depreciated only when they were in productive service. The estimated effect of this revision to policy, which impacts only the Company’s assets held for future use, is an additional depreciation charge of between $4.0 million and $4.5 million in fiscal 2006 and between $1.6 million and $1.8 million in the 1st Qtr 07. These charges will be reflected as additional cost of sales in both periods and will serve, on an after-tax basis, to lower net income in fiscal 2006 by between $2.6 million and $2.8 million ($0.08 to $0.09 per diluted share) and to lower net income in the 1st Qtr 07 by between $1.0 million and $1.2 million ($0.03 to $0.04 per diluted share). All adjustments resulting from this revision to policy are non-cash in nature and will have no effect on the Company’s cash flows or business operations. The Company is working to finalize the precise adjustments necessary to its historical financial statements and expects to file an amended Form 10-K and amended Forms 10-Q with the SEC within two weeks.

Steve Dubin, Martek’s Chief Executive Officer, said,“Our historical accounting treatment for depreciation of assets held for future use reflected our interpretation at the time of the relevant accounting principles. This policy was disclosed by the Company in its audited financial statements for the years ended October 31, 2005 and 2006, which included unqualified opinions from its independent registered public accountants, as well as in all relevant quarterly filings with the SEC. Upon review, the Company has determined a need to revise our depreciation policies and to restate our historical financial statements. The depreciation matter has no effect on the Company’s cash flows and does not impact Martek’s growth fundamentals.”

Projected Second Quarter Results

For the 2nd Qtr 07, the Company now expects total revenues to be between $75.5 million and $77 million, an increase from its prior guidance of between $73 million and $75 million. The increase in projected second quarter revenues is primarily due to growth in sales to Martek’s international infant formula customers.

The Company’s gross margins for the second quarter will now include depreciation on assets held for future use. This additional non-cash charge, which will be reflected as additional cost of sales in the Company’s financial statements, is estimated to be between $1.6 million and $1.8 million. With these additional costs, the Company estimates its gross margin percentage to be between 34% and 35% for the 2nd Qtr 07. As previously disclosed, the Company expects its gross margins to improve over the last six months of fiscal 2007. Despite the additional depreciation expense, Martek expects these margins to gradually improve over the remainder of fiscal 2007 with fourth quarter margins now projected to be approximately 38%.

On an after-tax basis, the Company estimates the impact of the additional depreciation expense on the 2nd Qtr 07 to be between $1.0 million and $1.2 million or $0.03 to $0.04 per diluted share. Including this charge, Martek’s net income for the 2nd Qtr 07 is now projected to be between $4.8 million and $5.2 million and diluted earnings per share is estimated to be between $0.15 and $0.16, which is within the range of the Company’s prior guidance of $0.15 to $0.18 per diluted share.

The Company plans to announce its second quarter earnings on June 6, 2007.

Further Background on Revised Depreciation Accounting

In fiscal 2005, the Company completed the extensive expansion of its Kingstree, South Carolina production plant. The primary reasons behind this expansion were to build capacity sufficient to enter into long-term supply agreements with large food and beverage companies and to achieve the Company’s revenue and market share objectives in its target markets. While this expansion was critical to Martek’s future growth, it has resulted in excess production capacity. Specifically, as of October 31, 2006 and January 31, 2007, fixed assets with values totaling $90.7 million and $94.3 million, respectively, were classified as “held for future use.”

In establishing its accounting policies, Martek undertakes a process that includes fully researching the applicable generally accepted accounting principles (“GAAP”) that govern each such policy, reviewing prevalent industry practices, and discussing the proposed policy with its independent registered public accountants prior to implementing such policy. With respect to its depreciation accounting policies, the Company followed these procedures and based its policies on the principles set forth in Accounting Research Bulletin No. 43 and FASB Statements of Financial Accounting Concepts Nos. 5 and 6. That is, as articulated by these elements of GAAP, the cost of an asset should be spread over the periods during which services are obtained from the asset’s use, and this depreciation expense should be recognized commensurate with the consumption of the asset. Accordingly, Martek adopted a policy to commence the depreciation of an asset when it was placed in service, to suspend depreciation of assets out of productive service and to use the straight-line method to calculate depreciation expense during an asset’s use. This policy was disclosed by the Company in its audited financial statements for the years ended October 31, 2005 and 2006, which included unqualified opinions from its independent registered public accountants, as well as in all relevant quarterly filings with the SEC.

In March 2007, the Company again reviewed this depreciation policy in order to ensure that this policy was appropriate under GAAP. While this review was ongoing, the Company also received a comment letter from the staff of the Division of Corporation Finance of the SEC inquiring about the Company’s depreciation policies. After carefully considering the relevant issues, including discussion with the Company’s auditors, the Company concluded that it is appropriate to record depreciation expense when an asset is available for use and that depreciation expense should be recognized evenly over the life of the asset without regard to whether the asset is in use.

This correction to Martek’s accounting policy affects only the Company’s depreciation of assets “held for future use.” Specifically, the correction requires the depreciation of such assets when they are initially available for use, and depreciation will continue over the useful life of the asset whether in use or not. The effect of the application of this depreciation accounting is to lower net income in fiscal 2006 by between $2.6 million and $2.8 million ($0.08 to $0.09 per diluted share) and to lower net income in the first quarter of fiscal 2007 by between $1.0 million and $1.2 million ($0.03 to $0.04 per diluted share). The Company’s financial statements for fiscal 2006 and the 1st Qtr 07 will be restated to reflect the foregoing. All adjustments resulting from this change are non-cash in nature and will have no effect on the Company’s cash flows or business operations.

The Company has filed a Current Report Form 8-K on April 24, 2007 which includes additional information regarding the aforementioned restatement matter. Please refer to that report for further details.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) our expectations regarding the effects of the Company’s revised depreciation policy on the net income of fiscal 2006 and first quarter of fiscal 2007; (2) our expectations regarding the effects of the Company’s revised depreciation policy on cash flows from operations; (3) our statements regarding specific revenue and income expectations for the second quarter of fiscal 2007; and (4) our statements regarding specific gross margin expectations for the remainder of fiscal 2007. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended October 31, 2006 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and ARA (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.